UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51485	72-1060618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100, Winter Park, FL 32789

(Address of Principal executive offices, including Zip Code)

(407) 333-7440

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2013, Ruth’s Hospitality Group, Inc. (the “Company”) entered into a First Amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement, dated as of February 14, 2012, by and among the Company, as borrower, the lenders from time to time party thereto (the “Lenders”), the guarantors from time to time party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC, as sole lead arranger (the “Credit Agreement”).

The Amendment increased the maximum aggregate amount of increases in the revolving loan commitments that the Company may request pursuant to the Credit Agreement from $25,000,000 to $50,000,000. The Amendment also reset the limit applicable to junior stock payments, such that the Company is permitted to pay dividends on or repurchase shares of its common stock in an aggregate amount not to exceed $100 million during the period from December 31, 2012 through the termination of the Credit Agreement; no junior stock payments have yet been made during such period.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Second Amended and Restated Credit Agreement, dated as of May 8, 2013, by and among the Company, the Lenders, the Guarantors and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

/s/ John F. McDonald, III
Date: May 13, 2013	Name:	John F. McDonald, III
	Title:	Vice President—General Counsel Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Second Amended and Restated Credit Agreement, dated as of May 8, 2013, by and among the Company, the Lenders, the Guarantors and Wells Fargo Bank, National Association, as administrative agent.